Revised through June 4, 2002

                      JOURNAL COMMUNICATIONS, INC. BY-LAWS

                                   ARTICLE I.
                                  STOCKHOLDERS

SECTION 1. Annual Meeting.

       (a) The annual meeting of stockholders of the company (the "Annual Meeting") for the election of directors and the transaction of such other business as may properly come before the meeting shall be held at the offices of the company in the City of Milwaukee, Wisconsin, or at such other place where the company has business operations, as the Chairman may designate, on the first Tuesday of June in each year, unless the directors designate a different date.

       (b) At an Annual Meeting, only such business shall be conducted, and only nominations for the election of directors shall be made, as shall have been properly brought before the meeting in accordance with these By-Laws. To be properly brought before an Annual Meeting, business or nominations must (i) be specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board of Directors; (ii) otherwise properly be brought before the meeting by or at the direction of the Board of Directors; or (iii) otherwise (A) properly be requested to be brought before the meeting by a stockholder of record of the company (a "Stockholder") entitled to vote in the election of directors generally and (B) constitute a proper subject to be brought before such meeting. For nominations or other business to be properly requested to be brought before an Annual Meeting by a Stockholder, any Stockholder who intends to bring any matter before an Annual Meeting and is entitled to vote on such matter must deliver written notice of such Stockholder's intent to bring the matter before the Annual Meeting, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the company. Such notice must be received by the Secretary by (x) March 15, 1996, in the case of the Annual Meeting scheduled to be held on June 4, 1996, or
(y) 90 days prior to the first anniversary of the immediately preceding Annual Meeting in the case of any other Annual Meeting; provided, however, that in the event that the date for which the Annual Meeting is called is advanced by more than 30 days or delayed by more than 60 days from the date specified in clause
(x) or (y), as the case may be, notice by the Stockholder to be timely must be so delivered not earlier than the close of business on the 100th day prior to the date of such Annual Meeting and not later than the close of business on the later of the 75th day prior to the date of such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the announcement of an

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adjournment of an Annual Meeting commence a new time period for the giving of a
Stockholder notice as described above.

       (c) A Stockholder's notice to the Secretary required by this Section 1 shall set forth as to each matter the Stockholder proposes to bring before the Annual Meeting: (i) in the case of any proposed nomination for election or re-election as a director, (A) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (B) a description of all arrangements or understandings between the Stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Stockholder; (C) such other information regarding each nominee proposed by such Stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (D) the written consent of each nominee to serve as a director of the company if so elected; (ii) in the case of any other business that such Stockholder proposes to bring before the Annual Meeting, (A) a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting and (B) any material interest of the Stockholder in such business; (iii) the name and address of the Stockholder intending to propose such business; (iv) the number of shares of stock of the company owned, either personally or in concert with others, by the Stockholder, and (v) a representation that the Stockholder is a holder of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make such nomination or present such proposal. The company may require any proposed nominee to furnish such other information as may reasonably be required by the company to determine the eligibility of such proposed nominee to serve as a director of the company. No business shall be conducted at an Annual Meeting except in accordance with the procedures set forth in this Section 1. The chairman of the Annual Meeting shall, if the facts warrant, determine and declare to the Annual Meeting that a nomination was not made or business was not properly brought before the meeting in accordance with the provisions hereof and, if he should so determine, he shall so declare to the Annual Meeting that any such nomination shall be disregarded and/or any such business not properly brought before the Annual Meeting shall not be transacted.

       (d) Notwithstanding anything in the fourth sentence of Section 1(b) to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the company at least 85 days prior to the date specified in clause (x) or (y), as the case may be, of such sentence, a Stockholder's notice required by Section 1(b) with respect to any nomination of a person for election to the Board of Directors shall also be considered timely, but only with respect

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to nominees for any new positions created by such increase, if it shall be received by the Secretary of the company not later than the close of business on the 10th day following the day on which such public announcement is first made by the company.

       (e) The chairman of the board, or in his absence such other officer as may be designated by the Board of Directors, shall be the chairman at an Annual Meeting. The secretary of the company shall be the secretary at stockholders' meetings, but in his absence the chairman of the meeting may appoint a secretary for the meeting. The board of directors may, to the extent not prohibited by law, adopt by resolution such rules and regulations for the conduct of the Annual Meeting as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations or procedures and to do all acts as, in the judgment of the chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may to the extent not prohibited by law include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to Stockholders, their duly authorized and constituted proxies (which shall be reasonable in number) or such other persons as the chairman of the meeting shall determine;
(iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants.

SECTION 2. Special Meetings. A special meeting of stockholders may be called at any time by the president or by a majority of the Board of Directors. Upon written request therefore signed by holders of not less than twenty per cent of the outstanding capital stock of the company, delivered to the president or secretary of the company, it shall be the duty of the officer receiving such request to call forthwith a special meeting of stockholders.

SECTION 3. Notice of Meetings. It shall be the duty of the secretary to mail to each stockholder whose name appears on the books of the company, written notice of every annual meeting and of every special meeting of stockholders at least ten days before such meeting, and in such notice of any special meeting to state the business proposed to be transacted thereat. If the secretary shall refuse, or shall omit within 48 hours after written request so to do, to give notice of any special meeting, the person or persons (including stockholders of the company) calling the same may give such notice, or cause it to be given, with like effect as though given by the secretary.
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SECTION 4. Voting. At any meeting of stockholders each stockholder having the right to vote shall be entitled to vote in person, or by proxy appointed by an instrument in writing subscribed by such stockholder. Each stockholder shall have one vote for each share of stock registered in his name on the books of the company, but no share of stock shall be voted at any election for directors which shall have been transferred on the books of the company within fifteen days next preceding such election.

SECTION 5. Quorum. At any meeting of stockholders the holders of a majority of all the shares of the capital stock of the company issued and outstanding, present in person or represented by proxy, shall constitute a quorum. If the holders of the amount of stock necessary to constitute a quorum shall fail to attend in person or by proxy at the time and place fixed for an annual meeting or fixed by notice as above provided for a special meeting, a majority in interest of the stockholders present in person or by proxy may adjourn from time to time without notice other than by announcement at the meeting, until holders of the amount of stock requisite to constitute a quorum shall attend. At any such adjourned meeting at which a quorum shall be present any business may be transacted which might have been transacted at the meeting as originally noticed.

SECTION 6. Voting by Ballot. At any meeting of stockholders, if demanded by the holders of twenty per cent of the number of shares present in person or by proxy and entitled to vote thereat, or if ordered by the chairman of such meeting, the vote upon any election or question shall be taken by ballot, and the polls shall be opened and closed, the proxies and ballots shall be received and all questions relating to the qualification of voters, the validity of proxies and the acceptance or rejection of votes shall be decided by three inspectors previously appointed by the Board of Directors; but unless so demanded or ordered no vote need be by ballot and the voting need not be conducted by inspectors. In case of the failure of the board to appoint inspectors, or in case an inspector shall fail to attend or serve, the chairman of the meeting may appoint an inspector to fill each such vacancy to act at such meeting. All ballots shall be in writing signed by the person casting the same and shall be delivered to the inspectors. Upon canvassing the ballots the inspectors shall deliver to the chairman of the meeting their report thereof and the chairman shall present such report to the meeting.

                                   ARTICLE II.
                               BOARD OF DIRECTORS

SECTION 1. Number, Tenure and Qualifications. The business and property of the company shall be managed and controlled by the Board of Directors. The Board of Directors shall consist of such number of members, not less than three nor more than twenty-nine, as shall be determined by the directors by resolution and elected by the stockholders at the annual meeting.

The Board of Directors may delegate any of its powers to any committee thereof or any officer or agent. Each director so elected shall serve until the next annual meeting of stockholders and until his successor shall have been duly elected and qualified.

SECTION 2. Meetings. Regular meetings of the Board of Directors shall be held at least quarterly on such dates and at such hour as may be fixed from time to time by the Board. A special meeting of the Board of Directors shall be held whenever called by the chairman of the board, or by the president of the company, or by seven members of the board. All meetings of the Board of Directors, unless otherwise ordered, shall be held in the directors' room at the principal office of the company in the City of Milwaukee, Wisconsin.

SECTION 3. Notice of Special Meetings. The secretary shall give written notice of each special meeting by mailing the same at least five days before the meeting to each member of the board, and such notice shall state the business proposed to be transacted at the meeting; provided, however, that no notice of the time, place or purpose of any meeting of the board shall be required in the case of directors who attend such meeting in person or execute a written waiver of notice thereof; and it shall not be necessary to give notice of any adjourned meeting of the Board of Directors. At any meeting attended by all of the members of the Board of Directors, any and all business may be transacted notwithstanding the lack of due notice of such meeting. If the secretary shall refuse, or shall omit within 24 hours after written request so to do, to give notice of any special meeting, the person or persons calling the same may give such notice or cause it to be given with like effect as though given by the secretary.

SECTION 4. Quorum. The presence at any meeting of a majority of the directors then in office shall constitute a quorum for the transaction of business but a lesser number may adjourn from time to time.

SECTION 5. Filling Vacancies. In case of any vacancy in the membership of the Board of Directors the remaining directors by affirmative vote of a majority thereof may elect a successor to hold office for the unexpired portion of the term of the director whose place shall be vacant, and until the election of a successor at the next annual meeting of the stockholders.

SECTION 6. Power to Remove Officers. The Board of Directors shall have power by an affirmative vote of two-thirds of its members to remove from office any officer of the company, and it shall also have power by a majority vote of its members to fill any vacancy in any office from whatever cause the vacancy may arise.

SECTION 7. Executive Committee.

       (a) The Board of Directors shall appoint from their number an Executive Committee, which shall consist of not less than five (5) nor more than nine (9) members, as nominated by the chairman of the board. Members of the Executive Committee shall include one Unitholders Council Representative and may include persons who are not employees of the Company. The Executive Committee shall constitute a standing committee of the Board of Directors and shall exercise the authority of the Board of Directors except that the executive committee may not: authorize distributions, approve or propose to shareholders action that must be approved by the shareholders in accordance with the Wisconsin Business Corporation Law ("WBCL"); fill vacancies on the Board; adopt, amend or repeal the By-Laws; approve a plan or merger not requiring shareholder approval; authorize or approve reacquisition of shares, except according to a method prescribed by the Board; authorize or approve the issuance or sale or contract for sale of shares; or undertake any action prohibited by the WBCL.

       (b) Meetings of the Executive Committee shall be held whenever called by the chairman of the board, president of the company or by any two members of the executive committee at any time by oral notice, telephone or facsimile transmission. All meetings of the executive committee, unless otherwise ordered, shall be held in the directors' room at the principal office of the company in the City of Milwaukee, Wisconsin. The present at any meeting of a majority of the members of the executive committee then in office shall constitute a quorum for the transaction of business but a lesser number may adjourn from time to time.

       (c) Each member of the executive committee shall serve until the next Annual Meeting and until his successor shall have been duly appointed and qualified. In case of any vacancy in the membership of the executive committee, the remaining members, by affirmative vote of a majority thereof, may appoint a successor to hold office for the unexpired portion of the term of the member whose place shall be vacant, and until his successor shall have been duly appointed and qualified.

SECTION 8. Audit Committee.

       (a) The Board of Directors shall appoint from their number an Audit Committee, which shall consist of not less than three (3) nor more than five (5) members, as nominated by the chairman of the board. The Audit Committee shall constitute a standing committee of the Board of Directors and shall: (i) annually make recommendations to the Board regarding the independent auditors of the Company; (ii) review with the Company's auditors the plan and scope of their annual audit and the findings and conclusions thereof; (iii) establish policies in connection with the Company's procedures for internal auditing, consider the adequacy of the Company's systems of internal controls and of its accounting principles, policies and practices and review reports of the internal audit staff; (iv) annually review and evaluate the independence of the Company's auditors; (v) review and approve non-audit services rendered by such auditors or other accounting or auditing firms; (vi) review and approve audit and non-audit fees of such firms; (vii) review any accounting changes having a major impact on the financial statements of the Company; (viii) hold such other conferences and conduct such other reviews or investigations as may be desired by the Audit Committee or such auditors; and (ix) take any and all actions that the Audit Committee deems necessary or advisable in connection with the foregoing.

       (b) Meetings of the Audit Committee shall be held whenever called by the Chairman of the committee or by the Chairman or President of the Company by oral notice, telephone or facsimile transmission. All meetings of the Audit Committee, unless otherwise ordered by the Chairman of the committee, shall be held in the directors' room at the principal office of the Company in the City of Milwaukee, Wisconsin. The presence at any meeting of a majority of the members of the Audit Committee then in office shall constitute a quorum for the transaction of business.

       (c) Each member of the Audit Committee shall serve until the next Annual Meeting and until his successor shall have been duly appointed and qualified. In case of any vacancy on the Audit Committee, the remaining members by affirmative vote of a majority thereof may appoint a successor, who shall hold office for the unexpired portion of the term of the member whose place shall be vacant and until his successor shall have been duly appointed and qualified.

SECTION 9. Compensation Committee.

       (a) The Board of Directors shall appoint from their number a Compensation Committee, which shall consist of three (3) members who are not employees of the Company. It is not necessary that a member of the Compensation Committee be a director of the Company.

       (b) The Compensation Committee is charged with the board responsibility for assuring that the officers and key management personnel of the corporation are effectively compensated in terms of salaries and benefits which are internally equitable and externally competitive.

       (c) The Compensation Committee serves at the pleasure of and is subject to the control and direction of the Board of Directors.

       (d) The Compensation Committee is expected to:

              (i) review the compensation packages proposed by the Chairman/CEO for the President and Senior Vice presidents of Journal Communications, Inc. and for the President of each subsidiary and make recommendations to the Board of Directors, and

              (ii) recommend to the Board of Directors a compensation package for the Chairman/CEO

       (e) The Committee shall meet as scheduled by the committee chairperson. The Committee may meet privately with an independent consultant and be free to talk directly and independently with any members of management in discharging its responsibilities.

       The chairperson of the Committee will periodically report the Committee's findings and conclusions to the Board of Directors.

       The Committee will be assisted by such persons as may be designated by the Chairman or President.

       (f) The Committee members shall be indemnified by the corporation against all reasonable expenses actually and necessarily incurred in connection with the defense of any litigation to which he or she may have been a party because he or she was a member of the Compensation Committee, including the expenses of any suit which is brought, adjudicated, settled or compromised.

       (g) Committee members shall be compensated for their services.

       (h) The three (3) initial members of the Committee shall be: David G. Meissner, James L. Forbes and Roger D. Peirce.

       (i) The members of the Compensation Committee shall be elected annually by the Board of Directors at the annual meeting in June, starting with the June 1994 meeting.

SECTION 10.  Human Resources Committee.

       [a] The Board of Directors shall appoint from their number a Human Resources Committee, which shall consist of at least three members.

       [b] The Human Resources Committee, a standing committee of the board, is charged with oversight of the company's human resources practices and policies, including employee benefits, as it shall be further defined in the Committee's Charter.

       [c] The Human Resources Committee serves at the pleasure of and is subject to the control and direction of the Board of Directors. The committee's chairperson will periodically report the committee's findings and conclusions to the Board of Directors.

       [d] Committee members shall be elected annually by the Board of Directors and members who are not employees of the Company shall be compensated for their services.

       [e] The Committee shall meet as scheduled by the committee chairperson. The Committee may meet privately with an independent consultant and shall be free to communicate directly and independently with any members of management in fulfilling its duties. The Committee will be assisted by such persons as may be designated by the Chairman or President.

       [f] The members of the Committee shall be indemnified by the Company against all reasonable expenses actually and necessarily incurred in connection with the defense of any litigation to which he or she may have been a party because he or she was a member of the Human Resources Committee, including the expenses of any suit which is brought, adjudicated, settled or compromised.

                                  ARTICLE III.
                                    OFFICERS

SECTION 1. Titles and Qualifications. The officers of the company shall be a chairman of the board, a president, and an executive vice-president and such number of senior vice-presidents and vice-presidents as may from time to time be determined by the Board of Directors, a secretary, a treasurer, an assistant secretary, and an assistant treasurer. The same person may hold more than one office except that the individual occupying the office of president shall not be eligible during his tenure of such office to hold the office of executive or senior vice-president or vice-president. The chairman of the board, president, executive vice-president, senior vice-presidents and vice-presidents shall be members of the Board of Directors. The other officers need not be members of the board.

SECTION 2. Election: Term of Office. The officers shall be chosen annually by the Board of Directors. Each officer subject to the power of removal vested in the Board of Directors shall hold his office until his successor shall have been duly chosen and qualified.

SECTION 3. Duties of Chairman of Board. The chairman of the board shall be the chief executive officer of the company. He shall preside at all meetings of the Board of

Directors and stockholders. He shall exercise general supervision over the affairs of the corporation subject to control by the Board of Directors, and shall perform such special duties as may be assigned to him from time to time by the Board of Directors.

SECTION 4. Duties of President. The president shall exercise general supervision over the business and affairs of the company subject to the authority of the chairman of the board and the Board of Directors, and shall perform generally the duties which usually appertain to that office, and such other duties as may be assigned to him by the Board of Directors.

SECTION 5. Duties of Executive Vice-President. The Executive vice-president shall assist the chairman of the Board and the president in exercising general supervision over the business and affairs of the Company. The senior vice-president and vice-president shall perform such duties as may be assigned to them respectively from time to time by the Board of Directors, by the president or by the executive vice-president. In case of absence or disability of the president, the executive vice-president shall perform the duties and functions of the president. In case of absence or disability by both the president and executive vice-president, the senior vice-president designated by the president or by the chairman of the Board shall perform the duties and functions of the president.

SECTION 6. Duties of Secretary. The principal duties of the secretary shall be to countersign deeds and conveyances executed by the corporation, affix the corporate seal thereto and to such other instruments as shall be required or directed to be sealed, to keep a record of the proceedings of the stockholders and Board of Directors, to have charge of the stock and stock transfer books of the company and all other books, records and documents belonging to the corporation.

SECTION 7. Duties of Treasurer. The principal duties of the treasurer shall be to keep and account for all moneys, credits and property of the corporation which shall come into his hands, and keep an accurate account of all moneys received and disbursed and of money and property on hand, and generally perform the duties which appertain to such office and such other duties as may be assigned to him from time to time by the Board of Directors.

SECTION 8. Duties of Assistant Secretary. The assistant secretary shall assist the secretary in such manner as the latter may direct, and in case of the absence or disability of the secretary shall perform all the duties of the latter.

SECTION 9. Duties of Assistant Treasurer. The assistant treasurer shall assist the treasurer in such manner as the latter may direct, and in the absence or disability of the treasurer shall perform all of the duties of the latter.

SECTION 10. Other Duties. Each of said officers shall also perform such additional or other duties as shall from time to time be imposed or required by the Board of Directors or by the By-Laws.

SECTION 11. Other Officers. The Board of Directors may appoint such other officers and agents as shall be deemed necessary or expedient, who shall have such authority and shall perform such duties as from time to time may be prescribed by the Board of Directors.

                                 ARTICLE III-A.
                          INDEMNIFICATION OF OFFICERS,
                              DIRECTORS, EMPLOYEES
                              AND AGENTS; INSURANCE

SECTION 1. Certain Definitions. All terms used in this Article III-A and not otherwise hereinafter defined in this Article III-A shall have the meaning set forth in Section 180.0850 of the Wisconsin Business Corporation Law (the "Statute"). The following terms (including any plural forms thereof) used in this Article III-A shall be defined as follows:

       (a) "Affiliate" shall include, without limitation, any Person (including without limitation an employee benefit plan) that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Corporation.

       (b) "Authority" shall mean the entity selected by the Director or Officer or Covered Person to determine his right to indemnification pursuant to Section 4 of this Article III-A.

       (c) "Board of Directors" shall mean the entire then elected and serving Board of Directors of the Corporation, including all members thereof who are Parties to the subject Proceeding or any related Proceeding.

       (d) "Breach of Duty" shall mean the Director or Officer or Covered Person breached or failed to perform his duties to the Corporation and his breach of or failure to perform those duties is determined, in accordance with Section 4 of this Article III-A, to constitute misconduct under Section 180.0851(2)(a) l, 2, 3 or 4 of the Statute.

       (e) "Corporation," as used herein and as defined in the Statute and incorporated by reference into the definitions of certain other capitalized terms used herein, shall mean the company, including, without limitation, any successor corporation or entity to the company by way of merger, consolidation or acquisition of all or substantially all of the capital stock or assets of the company.

       (f) "Covered Person" shall mean any trustee of the Journal Employees' Stock Trust Agreement, dated May 15, 1937, as amended, and any trustee of any employee benefit plan of the Corporation.

       (g) "Director or Officer" shall have the meaning set forth in the Statute; provided, that, for purposes of this Article III-A, it shall be conclusively presumed that any Director or Officer serving as a director, officer, partner, trustee, member of any governing or decision-making committee, employee or agent of an Affiliate shall be so serving at the request of the Corporation.

       (h) "Disinterested Quorum" shall mean a quorum of the Board of Directors who are not Parties to the subject Proceeding or any related Proceeding.

       (i) "Party" shall have the meaning set forth in the Statute; provided, that, for purposes of this Article III-A, the term "Party" shall also include any Director or Officer, Covered Person or employee of the Corporation who is or was a witness in a Proceeding at a time when he has not otherwise been formally named a Party thereto.

       (j) "Person" shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person under Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

       (k) "Proceeding" shall have the meaning set forth in the Statute; provided, that, in accordance with Section 180.0859 of the Statute and for purposes of this Article III-A, the term "Proceeding" shall also include all Proceedings (i) brought under (in whole or in part) the Securities Act of 1933, as amended, the Exchange Act, their respective state counterparts, and/or any rule or regulation promulgated under any of the foregoing; (ii) brought before an Authority or otherwise to enforce rights hereunder; (iii) any appeal from a Proceeding; and (iv) any Proceeding in which the Director or Officer or Covered Person is a plaintiff or petitioner because he is a Director or Officer or Covered Person; provided, however, that any such Proceeding under this subsection (iv) must be authorized by a majority vote of a Disinterested Quorum.

       (l) "Statute" shall mean Sections 180.0850 through 180.0859, inclusive, of the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, as the same shall then be in effect, including any amendments thereto, but, in the case of any such amendment, only to the extent such amendment permits or requires the Corporation to provide broader indemnification rights than the Statute permitted or required the Corporation to provide prior to such amendment.

SECTION 2. Mandatory Indemnification of Directors and Officers and Covered Persons. To the fullest extent permitted or required by the Statute, the Corporation shall indemnify a Director or Officer or Covered Person against all Liabilities incurred by or on behalf of such Director or Officer or Covered Person in connection with a Proceeding in which the Director or Officer or Covered Person is a Party because he is a Director or Officer or Covered Person.

SECTION 3. Procedural Requirements.

       (a) A Director or Officer or Covered Person who seeks indemnification under Section 2 of this Article III-A shall make a written request therefor to the Corporation. Subject to subsection (b) of this Section 3, within sixty days of the Corporation's receipt of such request, the Corporation shall pay or reimburse the Director or Officer or Covered Person for the entire amount of Liabilities incurred by the Director or Officer or Covered Person in connection with the subject Proceeding (net of any Expenses previously advanced pursuant to Section 5 of this Article III-A).

       (b) No indemnification shall be required to be paid by the Corporation pursuant to Section 2 of this Article III-A if, within such sixty-day period,
(i) a Disinterested Quorum, by a majority vote thereof, determines that the Director or Officer or Covered Person requesting indemnification engaged in misconduct constituting a Breach of Duty or (ii) a Disinterested Quorum cannot be obtained.

       (c) In either case of nonpayment pursuant to subsection (b) of this
Section 3, the Board of Directors shall immediately authorize by resolution that an Authority, as provided in Section 4 of this Article III-A, determine whether the conduct of the Director or Officer or Covered Person constituted a Breach of Duty and, therefore, whether indemnification should be denied hereunder.

       (d) (i) If the Board of Directors does not authorize an Authority to determine the Director's or Officer's or Covered Person's right to indemnification hereunder within such sixty-day period and/or (ii) if indemnification of the requested amount of Liabilities is paid by the Corporation, then it shall be conclusively presumed for all purposes that a Disinterested Quorum has affirmatively determined that the Director or Officer or Covered Person did not engage in misconduct constituting a Breach of Duty and, in the case of clause (i) above (but not clause (ii)), indemnification by the Corporation of the requested amount of Liabilities shall be paid to the Director or Officer or Covered Person immediately.

SECTION 4. Determination of Indemnification.

       (a) If the Board of Directors authorizes an Authority to determine a Director's or Officer's or Covered Person's right to indemnification pursuant to

Section 3 of this Article III-A, then the Director or Officer or Covered Person requesting indemnification shall have the absolute discretionary authority to select one of the following as such Authority:

              (i) An independent legal counsel; provided, that such counsel shall be mutually selected by such Director or Officer or Covered Person and by a majority vote of a Disinterested Quorum or, if a Disinterested Quorum cannot be obtained, then by a majority vote of the Board of Directors;

              (ii) A panel of three arbitrators selected from the panels of arbitrators of the American Arbitration Association in Wisconsin; provided, that (A) one arbitrator shall be selected by such Director or Officer or Covered Person, the second arbitrator shall be selected by a majority vote of a Disinterested Quorum or, if a Disinterested Quorum cannot be obtained, then by a majority vote of the Board of Directors, and the third arbitrator shall be selected by the two previously selected arbitrators, and (B) in all other respects (other than this Article III-A), such panel shall be governed by the American Arbitration Association's then existing Commercial Arbitration Rules; or

              (iii) A court pursuant to and in accordance with Section 180.0854 of the Statute.

       (b) In any such determination by the selected Authority there shall exist a rebuttable presumption that the conduct of the Director or Officer or Covered Person did not constitute a Breach of Duty and that indemnification against the requested amount of Liabilities is required. The burden of rebutting such a presumption by clear and convincing evidence shall be on the Corporation or such other party asserting that such indemnification should not be allowed.

       (c) The Authority shall make its determination within sixty days of being selected and shall submit a written opinion of its conclusion simultaneously to both the Corporation and the Director or Officer or Covered Person.

       (d) If the Authority determines that indemnification is required hereunder, then the Corporation shall pay the entire requested amount of Liabilities (net of any Expenses previously advanced pursuant to Section 5 of this Article III-A), including interest thereon at a reasonable rate, as determined by the Authority, within ten days of receipt of the Authority's opinion; provided, that, if it is determined by the Authority that a Director or Officer or Covered Person is entitled to indemnification against Liabilities' incurred in connection with some claims, issues or matters, but not as to other claims, issues or matters, involved in the subject Proceeding, the Corporation shall be required to pay (as set forth above) only the amount of such requested Liabilities as the Authority shall deem appropriate in light of all of the circumstances of such Proceeding.

       (e) The determination by the Authority that indemnification is required hereunder shall be binding upon the Corporation regardless of any prior determination that the Director or Officer or Covered Person engaged in a Breach of Duty.

       (f) All Expenses incurred in the determination process under this Section 4 by either the Corporation or the Director or Officer or Covered Person, including, without limitation, all Expenses of the selected Authority, shall be paid by the Corporation.

SECTION 5. Mandatory Allowance of Expenses.

       (a) The Corporation shall pay or reimburse from time to time or at any time, within ten days after the receipt of the Director's or Officer's or Covered Person's written request therefor, the reasonable Expenses of the Director or Officer of Covered Person as such Expenses are incurred; provided, the following conditions are satisfied:

              (i) The Director or Officer of Covered Person furnishes to the Corporation an executed written certificate affirming his good faith belief that he has not engaged in misconduct that constitutes a Breach of Duty; and

              (ii) The Director or Officer or Covered Person furnishes to the Corporation an unsecured executed written agreement to repay any advances made under this Section 5 if it is ultimately determined by an Authority that he is not entitled to be indemnified by the Corporation for such Expenses pursuant to Section 4 of this Article III-A.

       (b) If the Director or Officer or Covered Person must repay any previously advanced Expenses pursuant to this Section 5, then such Director or Officer or Covered Person shall not be required to pay interest on such amounts.

SECTION 6. Indemnification and Allowance of Expenses of Certain Others.

       (a) The Board of Directors may, in its sole and absolute discretion as it deems appropriate, pursuant to a majority vote thereof, indemnify a director or officer of an Affiliate (who is not otherwise serving as a Director or Officer or

Covered Person) against all Liabilities, and shall advance the reasonable Expenses, incurred by such director or officer in a Proceeding to the same extent hereunder as if such director or officer incurred such Liabilities because he was a Director or Officer or Covered Person, if such director or officer is a Party thereto because he is or was a director or officer of the Affiliate.

       (b) The Corporation shall indemnify an employee who is not a Director or Officer or Covered Person, to the extent he has been successful on the merits or otherwise in defense of a Proceeding, for all reasonable Expenses incurred in the Proceeding if the employee was a Party because he was an employee of the Corporation.

       (c) The Board of Directors may, in its sole and absolute discretion as it deems appropriate, pursuant to a majority vote thereof, indemnify (to the extent not otherwise provided in subsection (b) of this Section 6) against Liabilities incurred by, and/or provide for the allowance of reasonable Expenses of, an employee or authorized agent of the Corporation acting within the scope of his duties as such and who is not otherwise a Director or Officer or Covered Person.

SECTION 7. Insurance. The Corporation may purchase and maintain insurance on behalf of a Director or Officer or Covered Person or any individual who is or was an employee or authorized agent of the Corporation against any Liability asserted against or incurred by such individual in his capacity as such or arising from his status as such, regardless of whether the Corporation is required or permitted to indemnify against any such Liability under this Article III-A.

SECTION 8. Notice to the Corporation. A Director or Officer, Covered Person or employee shall promptly notify the Corporation in writing when he has actual knowledge of a Proceeding that may result in a claim of indemnification against Liabilities or allowance of Expenses hereunder, but the failure to do so shall not relieve the Corporation of any liability to the Director or Officer, Covered Person or employee hereunder unless the Corporation shall have been irreparably prejudiced by such failure (as determined, in the case of Directors or Officers or Covered Persons only, by an Authority selected pursuant to Section 4(a) of this Article III-A.

SECTION 9. Severability. If any provision of this Article III-A shall be deemed invalid or inoperative, or if a court of competent jurisdiction determines that any of the provisions of this Article III-A contravene public policy, then this
Article III-A shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such provisions that are invalid or inoperative or that contravene public policy shall be deemed, without further action or deed by or on behalf of the

Corporation, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable; it being understood that it is the Corporation's intention to provide the Directors and Officers and Covered Persons with the broadest possible protection against personal liability allowable under the Statute.

SECTION 10. Nonexclusivity of Article III-A . The rights of a Director or Officer, Covered Person or employee (or any other person) granted under this
Article III-A shall not be deemed exclusive of any other rights to indemnification against Liabilities or allowance of Expenses to which the Director or Officer, Covered Person or employee (or such other person) may be entitled under any written agreement, Board of Director resolution, vote of shareholders of the Corporation or otherwise, including, without limitation, under the Statute. Nothing contained in this Article III-A shall be deemed to limit the Corporation's obligations to indemnify against Liabilities or allow Expenses to a Director or Officer, Covered Person or employee under the Statute.

SECTION 11. Contractual Nature of Article III-A; Repeal or Limitation of Rights. This Article III-A shall be deemed to be a contract between the Corporation and each Director or Officer, Covered Person and employee of the Corporation, and any repeal or other limitation of this Article III-A or any repeal or limitation of the Statute or any other applicable law shall not limit any rights of indemnification against Liabilities or allowance of Expenses then existing or arising out of events, acts or omissions occurring prior to such repeal or limitation, including, without limitation, the right to indemnification against Liabilities or allowance of Expenses for Proceedings commenced after such repeal or limitation to enforce this Article III-A with regard to acts, omissions or events arising prior to such repeal or limitation.

                                   ARTICLE IV.
                                  CAPITAL STOCK

SECTION 1. Form of Stock Certificates. Certificates for shares of the stock of the company shall be in such form as shall be approved by the Board of Directors. They shall be numbered in the order of their issue, and shall be signed by the president or a vice-president and by the secretary or treasurer, or an assistant secretary or an assistant treasurer, and the seal of the company shall be affixed thereto.

SECTION 2. Regulations. The Board of Directors shall have authority to make such rules and regulations as it shall deem appropriate concerning the issue, transfer and registration of certificates evidencing shares of capital stock of the company, and the issuance of new certificates to replace certificates lost or destroyed.

SECTION 3. Transfer of Shares. Shares of the capital stock of the company shall be transferable only on the books of the company, upon surrender of the outstanding certificate therefor duly indorsed, by the holder thereof personally or by written power of attorney.

                                   ARTICLE V.
                                      SEAL

       The seal of the corporation shall be circular in form containing the name of the company and the words "Milwaukee, Wisconsin" in the circumference, and the word "Seal" in the center.

                                   ARTICLE VI.
                                   FISCAL YEAR

       The fiscal year of the company shall coincide with the calendar year.


                                  ARTICLE VII.
                                   AMENDMENTS

       Any provision or provisions of these By-Laws may be amended or repealed at any annual meeting of the stockholders or at any special meeting called for that purpose by vote of a majority of the outstanding capital stock of the company.